MUTUAL SELECTION FUND, INC.					FORM N-SAR
811-2300
6/30/01

Item 77C.  Matters Submitted to a Vote of Security Holders.

(a)	The annual meeting of the shareholders was held on March 9, 2001.

(b)	The Board of Directors as previously reported to the Commission was reelected in its entirety.

(c)	The shareholders adopted this resolution by unanimous vote:

RESOLVED, that the shareholders of Mutual Selection Fund, Inc. approved the addition of this restriction to the fundamental investment restrictions of Pearl Total Return Fund as previously approved and adopted by the shareholders of Mutual Selection Fund, Inc. on November 15, 2000.

Pearl Total Return Fund shall not:

Invest in a security if more than 25% of its total assets (valued at time of investment) would be invested in the securities of issuers in any particular industry, except that this restriction does not apply to securities issued or guaranteed by the U.S. Government or its agencies or instrumentalities.

(d)	Registrant did not solicit proxies for this meeting.

(e)	Certain matters are omitted pursuant to the instructions.



NOTE: On July 2, 2001 Mutual Selection Fund, Inc. became Pearl Total Return Fund, a series of Pearl Mutual Funds, a Massachusetts business trust, in a tax-free reorganization.



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